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                                                                   Exhibit 16.1


                          [Arthur Andersen Letterhead]


August 5, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Dear Sir,



We have read paragraphs 2 and 3 and paragraph 5 sentence 1 of Item 4 included in the Form 8-K/A dated July 10, 2002 of Poland Communications Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have also read and are in agreement with the statement contained in paragraph 1 sentence 1 of Item 4 that "on July 10, 2002,
Poland Communications, Inc....dismissed its independent auditor, Arthur Andersen
Sp. z o.o."



Very truly yours,

/s/ ARTHUR ANDERSEN SP. Z O.O.
------------------------------
Arthur Andersen Sp. z o.o.

cc:  Mrs. Joanna Nieckarz, CFO, Poland Communications, Inc.